Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

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Helios team unites to overcome impacts of Hurricane Ian and economic conditions in APAC and Europe to deliver top-tier margins
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Remain on path to achieve strategic goal of at least $1 billion in revenue in 2023
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Executing to plan with manufacturing and operating strategy driving productivity, margin enhancement and efficiencies, leveraging “in the region, for the region” operations to protect earnings and cash flow
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Year-to-date revenue up 6% on GAAP basis; Excluding impacts from hurricane shut down, quarterly revenue relatively unchanged on a constant currency basis over year-ago period
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Powerful financial flexibility with net debt to adjusted EBITDA leverage ratio at 1.90x1
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Diluted EPS of $0.63 in the quarter; Diluted Non-GAAP Cash EPS of $0.90 reflects an estimated $0.05 impact from Hurricane Ian and $0.03 impact from FX compared with prior-year period
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2022 outlook adjusted to reflect global macro-economic conditions driving market demand timing, material and energy cost increases, and foreign currency exchange rates

SARASOTA, FL, November 7, 2022 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, today reported financial results for the third quarter ended October 1, 2022.

Josef Matosevic, the Company’s President and Chief Executive Officer, commented, “Our focus is on protecting our earnings power, cash generation and financial strength while driving our strategy to create scale and continue to deliver top-tier margins. Of note, the agility of our Helios team helped mitigate the impact of Hurricane Ian and the rapidly evolving headwinds from the macro-economic environment with an all-hands on deck focus to meet our customer’s needs and business goals. This quarter there was an $8.2 million sales impact from the shift in currency exchange rates compared with the same quarter last year. In addition, due to the hurricane, Helios was unable to ship an estimated $5.3 million in sales. Combined, these two items represent a 6.5% impact to the top line. Without these impacts, sales would have been relatively unchanged compared with last year. We also believe our market diversification strategy is working and continues to help offset the industry issues related to reduced consumer discretionary spending globally which has impacted our health and wellness business.”

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

He went on to say, “We remain confident we will outperform the competition because of three very important factors. We are committed to providing unwavering dedication to our customers, we will remain an innovation leader, and we will continue to leverage our unique position as a pure play in the hydraulics and electronics industries. Despite increasing macro challenges, we continue to have a line of sight to our 2023 goal of $1 billion in revenue given the strength of our balance sheet, our flywheel acquisition strategy, and pipeline of active opportunities."

[1]On a pro-forma basis for Taimi and Daman

Third Quarter 2022 Consolidated Results

($ in millions, except per share data)	Q3 2022	Q3 2021	Change		% Change
Net sales	$207.2	$223.2	$(16.0)		(7%)
Gross profit	$69.3	$80.9	$(11.6)		(14%)
Gross margin	33.4%	36.2%	(280)	bps
Operating income	$30.7	$40.7	$(10.0)		(25%)
Operating margin	14.8%	18.2%	(340)	bps
Non-GAAP adjusted operating margin	20.4%	22.5%	(210)	bps
Net income	$20.4	$27.8	$(7.4)		(27%)
Diluted EPS	$0.63	$0.85	$(0.22)		(26%)
Non-GAAP cash net income	$29.2	$34.8	$(5.6)		(16%)
Diluted Non-GAAP cash EPS	$0.90	$1.07	$(0.17)		(16%)
Adjusted EBITDA	$48.0	$55.9	$(7.9)		(14%)
Adjusted EBITDA margin	23.2%	25.1%	(190)	bps

See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash net income per share, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation, amortization and certain other charges), adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), net debt-to-adjusted EBITDA, and sales in constant currency, as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and non-GAAP adjusted operating margin, GAAP net income to non-GAAP cash net income, non-GAAP cash earnings per share, adjusted EBITDA and Adjusted EBITDA margin, net debt-to-adjusted EBITDA, and net sales to sales in constant currency. Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, the non-GAAP measures described above help improve the understanding of its operating performance.

Sales

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Sales in several end markets improved over the third quarter of 2021, with the recreational, industrial machinery, and mobile equipment end markets leading the growth, while the health and wellness end market continued to contract. An estimated $5.3 million of product was not shipped in the quarter due to Hurricane Ian. Sales included $2.9 million in revenue from acquisitions. (See the table in this release that provides acquired revenue by segment by quarter).
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Sales improved in the Americas and declined both in Europe and the Middle East and Africa ("EMEA") and the Asia Pacific ("APAC") regions compared with the third quarter of 2021. Sales for both the EMEA and APCA regions, excluding foreign currency exchange rates (FX), are being impacted by the softening demand for electronics products in the health and wellness market.
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Foreign currency translation adjustment on sales: $8.2 million unfavorable.

Profits and margins

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Gross profit and margin drivers: gross profit was down $11.6 million compared with the prior-year period. Changes in foreign currency exchange rates compared with the third quarter of 2021 reduced

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

gross profit by $2.1 million. Gross margin declined by 280 basis points, driven by higher raw material costs and higher energy costs in the EMEA region partially offset by the impact of price increases.
•
Selling, engineering and administrative (“SEA”) expenses decreased 3% compared with the 2021 third quarter.
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Amortization of intangible assets: $6.8 million down from $7.4 million in the prior year reflecting timing related to the Company’s acquisitions.

Non-operating items

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Net interest expense: $4.1 million in the quarter, up $0.3 million compared with the prior-year period due to rising interest rates.
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Effective tax rate: 23.6% compared with 25.5% in the prior-year period reflecting levels of income in varying tax jurisdictions.

Net income, earnings per share, non-GAAP cash earnings per share and adjusted EBITDA

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GAAP net income and diluted earnings per share: $20.4 million and $0.63 per share.
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Diluted Non-GAAP cash earnings per share: $0.90 compared with $1.07 last year, due to margin contraction related to rising material costs along with impacts from Hurricane Ian of an estimated ($0.05) and foreign exchange rates of ($0.03) per share, respectively.
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Adjusted EBITDA margin: despite macro headwinds, hurricane and FX impacts maintaining top-tier levels at 23.2% during rapid inflationary environment. The hurricane impacted Adjusted EBITDA by an estimated $2.1 million, 40 basis points when also considering the $5.3 million impact on sales.

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

Year-to-date 2022 Consolidated Results

($ in millions, except per share data)	2022	2021	Change		% Change
Net sales	$689.4	$651.5	$37.9		6%
Gross profit	$235.2	$238.5	$(3.3)		(1%)
Gross margin	34.1%	36.6%	(250)	bps
Operating income	$116.6	$117.4	$(0.8)		(1%)
Operating margin	16.9%	18.0%	(110)	bps
Non-GAAP adjusted operating margin	21.4%	22.8%	(140)	bps
Net income	$80.9	$81.0	$(0.1)		(0%)
Diluted EPS	$2.48	$2.50	$(0.02)		(1%)
Non-GAAP cash net income	$105.8	$105.1	$0.7		1%
Diluted Non-GAAP cash EPS	$3.25	$3.26	$(0.01)		(0%)
Adjusted EBITDA	$166.1	$164.7	$1.4		1%
Adjusted EBITDA margin	24.1%	25.3%	(120)	bps

See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash net income per share, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation, amortization and certain other charges), adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), net debt-to-adjusted EBITDA, and sales in constant currency, as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and non-GAAP adjusted operating margin, GAAP net income to non-GAAP cash net income, non-GAAP cash earnings per share, adjusted EBITDA and Adjusted EBITDA margin, net debt-to-adjusted EBITDA, and net sales to sales in constant currency. Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, the non-GAAP measures described above help improve the understanding of its operating performance.

Sales

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Sales were driven by strong demand regionally in the Americas and solid growth in EMEA offset by declines in Asia. End market demand saw strength in recreational, mobile, industrial, and construction equipment. Hurricane Ian had an estimated $5.3 million impact in sales for the current period. Results included $16.7 million in sales related to acquisitions. (See the table in this release that provides acquired revenue by segment by quarter).
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Foreign currency translation adjustment on sales: $20.5 million unfavorable.

Profits and margins

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Gross profit and margin drivers: gross profit nearly flat compared with the same period of 2021 from pricing and increased sales volumes partially offsetting rapid inflation. Changes in FX compared to the first nine months of 2021 reduced year-to-date gross profit by $6.2 million. Gross margin declined 250 basis points driven by higher raw material costs partially offset by the impact of price increases.
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SEA expenses: 14.2% as a percentage of sales, improving 50 basis points compared with the prior-year period, reflecting improved leverage of our fixed cost base on the higher sales and continued cost containment initiatives.
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Amortization of intangible assets decreased $4.7 million to $20.6 million from the prior year reflecting timing related to the Company’s acquisitions.

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

Non-operating items

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Net interest expense: $1.3 million decrease to $11.7 million compared with the prior-year period reflecting lower debt balances.
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Effective tax rate: 22.7% compared with 22.0% in the prior-year period reflecting levels of income in varying tax jurisdictions and the 2021 benefit from the resolution of transfer pricing disputes.

Net income, earnings per share, non-GAAP cash earnings per share and adjusted EBITDA

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GAAP net income and diluted earnings per share: $80.9 million and $2.48 per share nearly flat.
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Non-GAAP cash earnings per share: $3.25 compared with $3.26 in the prior-year period, nearly flat. Improved demand across several regions and end markets and operational efficiencies being achieved through execution of the manufacturing and operating strategy were offset by macro headwinds and rapid inflation.
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Adjusted EBITDA margin: maintaining top-tier levels at 24.1% while down 120 basis points compared with the prior-year period due to inflationary environment. The hurricane impacted Adjusted EBITDA by an estimated $2.1 million, 10 basis points year to date when also considering the $5.3 million impact on sales.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

($ in millions)
Hydraulics	Three Months Ended
	Q3 2022	Q3 2021	Change		% Change
Net Sales
Americas	$49.7	$45.2	$4.5		10%
EMEA	41.3	44.8	(3.5)		(8%)
APAC	40.2	43.4	(3.2)		(7%)
Total Segment Sales	$131.2	$133.4	$(2.2)		(2%)
Gross Profit	$46.5	$50.2	$(3.7)		(7%)
Gross Margin	35.4%	37.6%	(220)	bps
SEA Expenses	$17.1	$18.4	$(1.3)		(7%)
Operating Income	$29.4	$31.8	$(2.4)		(8%)
Operating Margin	22.4%	23.8%	(140)	bps

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

Third Quarter Hydraulics Segment Review

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Sales decreased 2% to $131.2 million as demand in Americas helped to offset the impact of the hurricane and FX. On a constant currency basis and excluding the estimated $5.3 million impact of the hurricane, sales increased 8% driven by pricing and higher volume in the Americas. This was somewhat offset by lower volume in the APAC and supply chain constraints. FX had a $7.9 million unfavorable adjustment on sales.
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Gross profit and margin drivers: gross profit decreased $3.7 million, or 7%, compared with the same quarter of the prior year primarily due to the estimated impact from the hurricane of $2.3 million, unfavorable FX of $1.9 million, and inflation. Gross margin reflects the impact of material and energy cost increases along with an unfavorable product mix.
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Operating income decreased $2.4 million, or 8%, while operating margin of 22.4% declined 140 basis points reflecting the flow through of gross margin. In the quarter there were $0.8 million of restructuring costs in SEA expenses primarily related to the EMEA and APAC regions.

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

($ in millions)
Electronics	Three Months Ended
	Q3 2022	Q3 2021	Change		% Change
Net Sales
Americas	$65.0	$64.2	$0.8		1%
EMEA	7.7	11.1	(3.4)		(31%)
APAC	3.3	14.5	(11.2)		(77%)
Total Segment Sales	$76.0	$89.8	$(13.8)		(15%)
Gross Profit	$22.8	$31.3	$(8.5)		(27%)
Gross Margin	30.0%	34.9%	(490)	bps
SEA Expenses	$11.8	$12.9	$(1.1)		(9%)
Operating Income	$11.0	$18.4	$(7.4)		(40%)
Operating Margin	14.5%	20.5%	(600)	bps

Third Quarter Electronics Segment Review

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Sales decreased 15% to $76.0 million, with slightly higher demand in the Americas offsetting declines in the APAC and EMEA regions. End market demand was driven by recreational, industrial machinery markets, and construction which partially offset supply chain constraints and a contracting health and wellness market. Foreign currency exchange rates had a $0.3 million unfavorable adjustment on sales.
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Gross profit and margin drivers: gross profit decreased $8.5 million, or 27%, compared with the same quarter of the prior year primarily due to sales volume and unfavorable FX of $0.3 million. Gross margin declined 490 basis points to 30.0%, reflecting increases in raw material, one-time restructuring costs incurred to realign the segments labor base, labor inefficiencies and reduced fixed cost leverage on the lower sales.
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Operating income decreased $7.4 million to $11.0 million, or 40%, while operating margin declined 600 basis points to 14.5% reflecting flow through of gross margin and additional restructuring costs. In the quarter there were $0.4 million of restructuring costs in SEA expenses.

Balance Sheet and Cash Flow Review

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

Tricia Fulton, Executive Vice President and Chief Financial Officer, commented, “We have a strong balance sheet and significant financial flexibility to execute our strategy for growth. We believe this puts us in a solid position to capitalize on unstable market conditions to make selective bolt-on acquisitions and advance toward our financial goals for 2023. We are highly diligent in our efforts and have a solid pipeline of opportunities. Importantly, as supply chain constraints ease, we expect to generate more cash from the release of working capital. We remain very excited about our future despite the short-term challenging operating environment."

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Total debt at quarter-end was $457.5 million compared with $419.1 million at end of the second quarter of 2022 as we used debt to fund our recent acquisition. For the nine-month period, borrowings, net of repayments, on our credit facilities amounted to $27.9 million.
•
Cash and cash equivalents at October 1, 2022 were 36.8 million, down $4.5 million from the end of the second quarter of 2022, and up $8.3 million from the end of 2021.
•
Inventory increased $0.8 million to $179.7 million from the second quarter of 2022 and were 9% higher than the end of 2021 driven by the macro issues in the supply chain. These issues include the Company purchasing parts ahead of material shortages, holding some inventory for past due orders where one or two components have been delayed in the supply chain, along with customers changing shipping schedules once the Company has already manufactured the products.
•
Pro-forma net debt-to-adjusted EBITDA increased slightly to 1.90x at the end of the third quarter of 2022 (pro-forma for Taimi and Daman Products Company “Daman”) compared with 1.89x (pro-forma for the NEM and Joyonway acquisitions) at the end of 2021, impacted by the recent acquisition of Daman. At the end of third quarter 2022, the Company had $131.4 million available on its revolving lines of credit.
•
Net cash provided by operations was $30.0 million in the third quarter 2022 compared with $32.5 million in the prior-year period, bringing the nine-month cash flow from operations to $74.2 million compared with $82.0 million for the comparable period in 2021.
•
Capital expenditures were $8.5 million in the third quarter 2022, or approximately 4% of sales. This compares with $6.7 million, or approximately 3% of sales, in the year-ago period.
•
Paid 103rd sequential quarterly cash dividend on October 20, 2022.

Updated 2022 Outlook

The Company is updating its outlook for 2022, which assumes constant currency using quarter end rates, impacts from global macro-economic conditions effecting market demand timing, material and energy cost increases, and foreign currency exchange rates. Guidance assumes that markets served are not further impacted by the global pandemic or the geo-political environment.

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

	2021 Actual	2022 Outlook (as of 8/8/22 low-end of original range)	2022 Outlook (Updated)
Consolidated revenue	$869.2 million	~$930 million	$885 - $910 million
Adjusted EBITDA	$214.1 million	~$219 million	$200 - $215 million
Adjusted EBITDA margin	24.6%	~23.5%	22.6% - 23.6%
Interest expense	$16.9 million	$14 - $15 million	$16 - $17 million
Effective tax rate	20.3%	~23%	23% - 24%
Depreciation	$21.4 million	$24.5 - $26.5 million	$23 - $24 million
Amortization	$33.0 million	$28 - $29 million	$28 - $29 million
Capital expenditures % total revenue	3%	3% - 5% of sales	3% - 4% of sales
Diluted Non-GAAP Cash EPS	$4.25	~4.35	$3.85 - $4.05

Webcast

The Company will host a conference call and webcast today, November 7, at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8573. The audio webcast will be available at www.heliostechnologies.com.

A telephonic replay will be available from approximately 12:00 p.m. ET on the day of the call through Monday, November 14, 2022. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13732763. The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the effectiveness of creating the Center of Engineering Excellence; (iii) the Company’s financing plans; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; and (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) supply chain disruption and the potential inability to procure goods; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) inflation (including hyperinflation) or recession; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to health epidemics, pandemics and similar outbreaks, including, without limitation, the current COVID-19 pandemic, which may among other things, adversely affect our supply chain, material costs, and work force and may have material adverse effects on our business, financial position, results of operations and/or cash flows; (vi) risks related to our international operations, including the potential impact of the ongoing conflict between Russia and Ukraine; and (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (viii) our failure to realize the benefits expected from acquisitions, our failure to promptly and effectively integrate acquisitions and the ability of Helios to retain and hire key personnel, and maintain relationships with suppliers. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended January 1, 2022.

This news release will discuss some historical non-GAAP financial measures, which the Company believes are useful in evaluating its performance. The determination of the amounts that are excluded from these non-GAAP measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

This news release also presents forward-looking statements regarding non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s 2022 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:
Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333

tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Financial Tables Follow:

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	October 1, 2022	October 2, 2021	% Change	October 1, 2022	October 2, 2021	% Change

Net sales	$207,205	$223,241	(7)%	$689,420	$651,499	6%
Cost of sales	137,939	142,299	(3)%	454,202	413,036	10%
Gross profit	69,266	80,942	(14)%	235,218	238,463	(1)%
Gross margin	33.4%	36.2%		34.1%	36.6%

Selling, engineering and administrative expenses	31,749	32,786	(3)%	98,059	95,757	2%
Amortization of intangible assets	6,774	7,407	(9)%	20,554	25,285	(19)%
Operating income	30,743	40,749	(25)%	116,605	117,421	(1)%
Operating margin	14.8%	18.2%		16.9%	18.0%

Interest expense, net	4,098	3,813	7%	11,719	12,965	(10)%
Foreign currency transaction (gain) loss, net	(199)	304	(165)%	(1,296)	1,271	(202)%
Other non-operating expense (income), net	177	(616)	(129)%	1,508	(727)	(307)%
Income before income taxes	26,667	37,248	(28)%	104,674	103,912	1%
Income tax provision	6,289	9,488	(34)%	23,782	22,870	4%
Net income	$20,378	$27,760	(27)%	$80,892	$81,042	(0)%

Net income per share:
Basic	$0.63	$0.86	(27)%	$2.49	$2.51	(1)%
Diluted	$0.63	$0.85	(26)%	$2.48	$2.50	(1)%

Weighted average shares outstanding:
Basic	32,541	32,385		32,493	32,272
Diluted	32,585	32,539		32,597	32,437

Dividends declared per share	$0.09	$0.09		$0.27	$0.27

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	October 1, 2022	January 1, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,813	$28,540
Restricted cash	33	41
Accounts receivable, net of allowance for
credit losses of $1,122 and $1,212	131,649	134,561
Inventories, net	179,718	165,629
Income taxes receivable	6,517	2,762
Other current assets	19,543	20,101
Total current assets	374,273	351,634
Property, plant and equipment, net	171,323	174,210
Deferred income taxes	6,008	2,934
Goodwill	447,140	459,936
Other intangible assets, net	396,528	412,759
Other assets	24,295	13,873
Total assets	$1,419,567	$1,415,346
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$64,921	$85,301
Accrued compensation and benefits	19,004	28,595
Other accrued expenses and current liabilities	30,890	28,254
Current portion of long-term non-revolving debt, net	18,897	18,125
Dividends payable	2,930	2,917
Income taxes payable	7,489	6,328
Total current liabilities	144,131	169,520
Revolving line of credit	267,693	242,312
Long-term non-revolving debt, net	169,332	183,897
Deferred income taxes	57,042	71,836
Other noncurrent liabilities	29,932	38,818
Total liabilities	668,130	706,383
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, par value $0.001, 2,000 shares authorized,
no shares issued or outstanding	-	-
Common stock, par value $0.001, 100,000 shares authorized,
32,544 and 32,407 shares issued and outstanding	33	32
Capital in excess of par value	401,549	394,641
Retained earnings	435,392	363,279
Accumulated other comprehensive loss	(85,537)	(48,989)
Total shareholders’ equity	751,437	708,963
Total liabilities and shareholders’ equity	$1,419,567	$1,415,346

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 1, 2022	October 2, 2021
Cash flows from operating activities:
Net income	$80,892	$81,042
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	37,360	41,131
Stock-based compensation expense	6,212	6,233
Amortization of debt issuance costs	374	374
(Benefit) provision for deferred income taxes	(2,055)	2,230
Forward contract gains, net	(6,433)	(3,401)
Other, net	1,039	(135)
(Increase) decrease in:
Accounts receivable	(2,861)	(36,634)
Inventories	(19,666)	(35,759)
Income taxes receivable	(1,775)	(1,893)
Other current assets	633	(288)
Other assets	6,240	3,989
Increase (decrease) in:
Accounts payable	(17,230)	11,945
Accrued expenses and other liabilities	(5,658)	8,079
Income taxes payable	2,485	9,599
Other noncurrent liabilities	(5,364)	(4,527)
Net cash provided by operating activities	74,193	81,985
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(67,252)	(48,481)
Amounts paid for net assets acquired	-	(2,400)
Capital expenditures	(21,916)	(17,054)
Proceeds from dispositions of property, plant and equipment	1,903	82
Cash settlement of forward contracts	4,448	1,433
Software development costs	(2,345)	(1,785)
Net cash used in investing activities	(85,162)	(68,205)
Cash flows from financing activities:
Borrowings on revolving credit facilities	112,720	71,198
Repayment of borrowings on revolving credit facilities	(72,167)	(44,500)
Repayment of borrowings on long-term non-revolving debt	(12,616)	(12,178)
Proceeds from stock issued	1,683	1,353
Dividends to shareholders	(8,766)	(8,694)
Other financing activities	(5,307)	(2,851)
Net cash used in financing activities	15,547	4,328
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,687	4,363
Net increase in cash, cash equivalents and restricted cash	8,265	22,471
Cash, cash equivalents and restricted cash, beginning of period	28,581	25,257
Cash, cash equivalents and restricted cash, end of period	$36,846	$47,728

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

SEGMENT DATA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Sales:
Hydraulics	$131,204	$133,404	$411,118	$385,549
Electronics	76,001	89,837	278,302	265,950
Consolidated	$207,205	$223,241	$689,420	$651,499

Gross profit and margin:
Hydraulics	$46,498	$50,223	$146,819	$146,548
	35.4%	37.6%	35.7%	38.0%
Electronics	22,768	31,277	88,399	92,473
	30.0%	34.9%	31.8%	34.8%
Corporate and other	-	(558)	-	(558)
Consolidated	$69,266	$80,942	$235,218	$238,463
	33.4%	36.2%	34.1%	36.6%

Operating income (loss) and margin:
Hydraulics	$29,411	$31,799	$92,097	$92,200
	22.4%	23.8%	22.4%	23.9%
Electronics	10,964	18,445	51,778	56,324
	14.5%	20.5%	18.6%	21.2%
Corporate and other	(9,632)	(9,495)	(27,270)	(31,103)
Consolidated	$30,743	$40,749	$116,605	$117,421
	14.8%	18.2%	16.9%	18.0%

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

ORGANIC AND ACQUIRED REVENUE

(In thousands)

(Unaudited)

	Three Months Ended				Full Year Ended	Three Months Ended			Nine Months Ended
	April 3,	July 3,	October 2,	January 1,	January 1,	April 2,	July 2,	October 1,	October 1,
	2021	2021	2021	2022	2022	2022	2022	2022	2022
Hydraulics
Organic	$119,106	$133,039	$128,672	$125,200	$506,017	$130,691	$137,140	$129,079	$396,910
Acquisition	-	-	4,732	5,700	10,432	6,415	5,667	2,125	14,208
Total	$119,106	$133,039	$133,404	$130,900	$516,449	$137,106	$142,807	$131,204	$411,118

Electronics
Organic	$29,459	$30,191	$30,808	$66,107	$156,565	$102,663	$97,909	$75,210	$275,782
Acquisition	56,279	60,183	59,029	20,680	196,171	778	952	791	2,520
Total	$85,738	$90,374	$89,837	$86,787	$352,736	$103,441	$98,861	$76,001	$278,302

Consolidated
Organic	$148,565	$163,230	$159,480	$191,307	$662,582	$233,354	$235,049	$204,289	$672,692
Acquisition	56,279	60,183	63,761	26,380	206,603	7,193	6,619	2,916	16,728
Total	$204,844	$223,413	$223,241	$217,687	$869,185	$240,547	$241,668	$207,205	$689,420

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2022 Sales by Geographic Region and Segment
($ in millions)
	Q1	% Change y/y	Q2	% Change y/y	Q3	% Change y/y	YTD 2022	% Change y/y
Americas:
Hydraulics	$43.1	26%	$49.9	20%	$49.7	10%	$142.7	18%
Electronics	77.7	20%	80.2	25%	65.0	1%	222.9	15%
Consol. Americas	120.8	22%	130.1	23%	114.7	5%	365.6	16%
% of total	50%		54%		55%		53%
EMEA:
Hydraulics	$52.9	22%	$49.0	5%	$41.3	(8%)	$143.2	6%
Electronics	11.8	27%	12.3	12%	7.7	(31%)	31.8	1%
Consol. EMEA	64.7	23%	61.3	6%	49.0	(12%)	175.0	5%
% of total	27%		25%		24%		25%
APAC:
Hydraulics	$41.1	(1%)	$43.9	(2%)	$40.2	(7%)	$125.2	(3%)
Electronics	13.9	22%	6.4	(58%)	3.3	(77%)	23.6	(43%)
Consol. APAC	55.0	4%	50.3	(16%)	43.5	(25%)	148.8	(13%)
% of total	23%		21%		21%		22%
Total	$240.5	17%	$241.7	8%	$207.2	(7%)	$689.4	6%

2021 Sales by Geographic Region and Segment
($ in millions)
	Q1	% Change y/y	Q2	% Change y/y	Q3	% Change y/y	Q4	% Change y/y	YTD 2021	% Change y/y
Americas:
Hydraulics	$34.3	(8%)	$41.7	22%	$45.2	63%	$46.5	49%	$167.7	29%
Electronics	65.0	201%	64.1	378%	64.2	200%	$64.5	72%	257.8	175%
Consol. Americas	99.3	69%	105.8	122%	109.4	123%	111.0	61%	425.5	90%
% of total	48%		47%		49%		51%		49%
EMEA:
Hydraulics	$43.3	29%	$46.6	49%	$44.8	40%	$45.3	32%	$180.0	37%
Electronics	9.3	272%	11.0	479%	11.1	640%	10.6	116%	42.0	289%
Consol. EMEA	52.6	46%	57.6	74%	55.9	66%	55.9	42%	222.0	56%
% of total	26%		26%		25%		26%		26%
APAC:
Hydraulics	$41.5	26%	$44.7	22%	$43.4	13%	$39.1	5%	$168.7	16%
Electronics	11.4	613%	15.3	705%	14.5	867%	$11.7	92%	52.9	377%
Consol. APAC	52.9	53%	60.0	55%	57.9	45%	50.8	17%	221.7	42%
% of total	26%		27%		26%		23%		26%
Total	$204.8	58%	$223.4	87%	$223.2	82%	$217.7	44%	$869.2	66%

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
GAAP operating income	$30,743	$40,749	$116,605	$117,421
Acquisition-related amortization of intangible assets	6,774	7,407	20,554	25,285
Acquisition and financing-related expenses(1)	2,190	654	3,991	2,901
Restructuring charges(2)	1,835	55	3,785	472
Officer transition costs	-	-	301	569
Inventory step-up amortization	-	558	-	558
Acquisition integration costs(3)	649	845	2,377	1,729
Other	41	(99)	232	(99)
Non-GAAP adjusted operating income	$42,232	$50,169	$147,845	$148,836
GAAP operating margin	14.8%	18.2%	16.9%	18.0%
Non-GAAP adjusted operating margin	20.4%	22.5%	21.4%	22.8%

Adjusted EBITDA RECONCILIATION

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021	October 1, 2022
Net income	$20,378	$27,760	$80,892	$81,042	$104,447
Interest expense, net	4,098	3,813	11,719	12,965	15,627
Income tax provision	6,289	9,488	23,782	22,870	27,496
Depreciation and amortization	12,381	12,989	37,355	41,131	50,628
EBITDA	43,146	54,050	153,748	158,008	198,198
Acquisition and financing-related expenses(1)	2,190	654	3,991	2,901	6,831
Restructuring charges(2)	1,835	55	3,785	472	3,784
Officer transition costs	-	-	301	569	50
Inventory step-up amortization	-	558	-	558	-
Acquisition integration costs(3)	649	845	2,377	1,729	3,498
Change in fair value of contingent consideration	152	-	1,621	-	2,670
Other	41	(216)	233	481	376
Adjusted EBITDA	$48,013	$55,946	$166,056	$164,718	$215,407
Adjusted EBITDA margin	23.2%	25.1%	24.1%	25.3%	23.7%

Pre-acquisition adjusted EBITDA, Taimi and Daman					6,203
TTM Pro forma adjusted EBITDA					$221,610

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

Non-GAAP Cash Net Income RECONCILIATION

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net income	$20,378	$27,760	$80,892	$81,042
Amortization of intangible assets	6,925	7,487	20,956	25,431
Acquisition and financing-related expenses(1)	2,190	654	3,991	2,901
Restructuring charges(2)	1,835	55	3,785	472
Officer transition costs	-	-	301	569
Inventory step-up amortization	-	558	-	558
Acquisition integration costs(3)	649	845	2,377	1,729
Change in fair value of contingent consideration	152	-	1,621	-
Other	41	(216)	233	481
Tax effect of above	(2,946)	(2,347)	(8,313)	(8,035)
Non-GAAP cash net income	$29,224	$34,796	$105,843	$105,148
Non-GAAP cash net income per diluted share	$0.90	$1.07	$3.25	$3.26

(1) Acquisition and financing-related expenses include costs associated with our M&A activities. These activities include all phases of the M&A process from analyzing targets, to raising funding, to due diligence and transaction costs at closing. We utilize internal resources for a significant amount of time spent on our acquisition activities and have chosen not to staff a full M&A department or use significant outside services. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three and nine months ended Oct 1, 2022, the charges include recurring labor costs of $0.7 million and $1.9 million, professional fees of $0.8 million and $1.1 million, travel costs of $0.4 million and $0.5 million and other M&A related costs of $0.3 million and $0.5 million, respectively.

(2) Restructuring activities include costs associated with our actions to improve operating efficiencies and rationalize our cost structure. The 2022 costs relate to an operational restructuring that combined the manufacturing operations at two of our locations into one location as well as organizational restructures among several locations which aligned employee talent with the strategic operational goals of the company. For the three and nine months ended Oct 1, 2022, the charges include recurring labor costs of $0.5 million and $1.8 million, severance-related costs of $1.1 million and $1.7 million and manufacturing relocation and other costs of $0.2 million and $0.3 million, respectively.

(3) Acquisition integration activities include costs associated with integrating our acquired businesses, which can occur up to 18 months after acquisition date. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three and nine months ended Oct 1, 2022, the charges include recurring labor costs of $0.4 million and $1.6 million, professional fees of $0.2 million and $0.7 million and travel and other costs of $0.1 million and $0.1 million, respectively.

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

HELIOS TECHNOLOGIES

Non-GAAP Sales Growth RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	Hydraulics	Electronics	Consolidated	Hydraulics	Electronics	Consolidated
Q3 2022 Net Sales	$131.2	$76.0	$207.2	$411.1	$278.3	$689.4
Impact of foreign currency translation(1)	7.9	0.3	8.2	19.4	1.1	20.5
Net Sales in constant currency	139.1	76.3	215.4	430.5	279.4	709.9
Less: Acquisition related sales	(2.1)	(0.8)	(2.9)	(14.2)	(2.5)	(16.7)
Organic sales in constant currency	$137.0	$75.5	$212.5	$416.3	$276.9	$693.2

Q3 2021 Net Sales	$133.4	$89.8	$223.2	$385.5	$266.0	$651.5

Net sales growth	-2%	-15%	-7%	7%	5%	6%
Net sales growth in constant currency	4%	-15%	-3%	12%	5%	9%
Organic net sales growth in constant currency	3%	-16%	-5%	8%	4%	6%

(1) The impact from foreign currency translation is calcualted by translating current period activity at average prior period exchange rates.

Net Debt-to-Adjusted EBITDA RECONCILIATION

(In thousands)

(Unaudited)

As of
October 1, 2022
Current portion of long-term non-revolving debt, net	$18,897
Revolving lines of credit	269,286
Long-term non-revolving debt, net	169,332
Total debt	457,515
Less: Cash and cash equivalents	36,813
Net debt	$420,702

TTM Pro forma adjusted EBITDA*	$221,610
Ratio of net debt to TTM pro forma adjusted EBITDA	1.90
*On a pro-forma basis for Taimi and Daman

Non-GAAP Financial Measures and Non-GAAP Forward-looking Financial Measures:
Adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income, cash net income per diluted share and sales in constant currency are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income and cash net income per diluted share are important for investors and other readers of Helios’s financial statements, as they are used as analytical indicators by Helios’s management to better understand operating performance. Because

Helios Technologies' Augmented Strategy Continues to Deliver Top-Tier Margins in the Third Quarter 2022

November 7, 2022

adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income and cash net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income and cash net income per diluted share, as presented, may not be directly comparable with other similarly titled measures used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin and cash net income and cash net income per diluted share disclosed above in our 2022 Outlook, to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods.